EXHIBIT 10.28

GENEREX BIOTECHNOLOGY CORPORATION

-and-

ANNA GLUSKIN

SUMMARY OF EMPLOYMENT TERMS

as adopted by the Board of Directors on December 9, 2005

Employers:	Generex Biotechnology Corporation and Generex Pharmaceuticals Inc. (together “GNBT”)
Employee:	Anna Gluskin (“Gluskin”)
Position:
President & Chief Executive Officer

Gluskin shall perform such duties as may be reasonably assigned to her by the GNBT board of directors from time to time provided that such duties are consistent with the offices of President & Chief Executive Officer

Location:	Toronto, Ontario (travel from time to time as reasonably required by Gluskin’s duties)
Reports to:	the GNBT board of directors
Board of Directors:	GNBT shall ensure that, throughout the Term, Gluskin’s name is included on any management slate of directors put forward to the GNBT shareholders for election to the GNBT board
Term of Employment:
An initial term of five (5) years (the “Term”) (subject to the termination provisions described below); either party may give notice of non-renewal not less than six (6) months prior to the expiration of the Term failing which the employment arrangement will become one of indefinite term terminable upon not less than six (6) months’ prior written notice

Commencement Date:	January 1, 2006
Base Salary:
USD$425,000, payable monthly in arrears (subject to application statutory deductions); the Compensation Committee of the GNBT board of directors shall review Gluskin’s base salary on an annual basis and determine whether it is appropriate to increase such salary and other compensation, but such salary shall not be reduced during the Term

Benefits:
participation in and coverage by each pension, insurance, hospitalization, disability and any other plan established by GNBT; supplementary benefits and perquisites made available generally to GNBT’s senior executives

Bonuses:	during the Term GNBT shall pay to Gluskin an annual bonus in respect of each GNBT fiscal year during the Term as determined by the Compensation Committee of the GNBT Board of Directors
Expenses:	reimbursement of all reasonable expenses incurred by Gluskin in connection with GNBT’s business
Vacation:	Six (6) weeks paid vacation in each calendar year (with no year-to-year accrual)
Termination:
a. by GNBT for cause (without any additional payments to Gluskin)

b. automatically upon expiration of the Term

c. automatically upon Gluskin’s death or disability

d. by Gluskin upon thirty (30) days’ prior written notice if there is (i) a material change in duties, (ii) a material reduction in remuneration, (iii) a material GNBT breach of contract, (iv) a change of control of GNBT, or (v) a sale of all or substantially all of the property and assets of GNBT

In the event of termination pursuant to (b) above as result of the issuance by GNBT of a notice of non-renewal or pursuant to (d) above, (1) GNBT will pay to Gluskin the amount equal to the greater of (i) an amount equal to five (5) times Gluskin’s base annual salary as at the date of termination, which amount will be payable in a lump sum on the date of termination, and (ii) Five Million United States Dollars (USD$5,000,000), which amount will be payable (a) Three Million United States Dollars (USD$3,000,000) in a lump sum on the date of termination, and (b) Two Million United States Dollars (USD$2,000,000) in stock issuable within three business days of the date of termination and valued at the 20-day VWAP as at the close of business on the date of termination, and (2) Gluskin will be entitled to participate in and receive benefits for a period of Twelve (12) months following the date of termination. Furthermore, Gluskin shall have no duty to mitigate.

Confidentiality:	standard employee confidentiality, non-competition and non-solicitation covenants
Formal Agreement:	a formal employment agreement is to be executed and delivered by GNBT and Gluskin